EXHIBIT 5

        FOLEY & LARDNER
        100 NORTH TAMPA STREET, SUITE 2700
        TAMPA, FLORIDA  33602-5810
        P.O. BOX 3391TAMPA, FLORIDA
        33601-3391
        813.229.2300
        TEL813.221.4210
        FAX: www.foleylardner.com
        WRITER'S DIRECT LINE 813.225.4135
        ralba@foleylaw.com Email

        CLIENT/MATTER NUMBER999100-0100

February 10, 2004
Dicut, Inc.
2655 Dallas Highway, Suite 410
Marietta, Georgia 30064

Re:     Post Effective Amendment No. 3 to the Form S-8
        Registration Statement Relating to the Dicut, Inc.
        2002 Stock Option Plan

Ladies & Gentlemen:

We have acted as counsel for Dicut, Inc., a Delaware corporation (the "Company"), in connection with the preparation of Post Effective Amendment No. 3 to the Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the increase in the number of shares authorized under the plan from 1,500,000 to 11,500,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), which may be issued pursuant to the 2002 Stock Option Plan (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and
Item 601(b)(3) of Regulation S-K. The additional 10,000,000 shares of Common Stock to be issued pursuant to the Plan are referred to herein as the "Shares."

We have examined and are familiar with the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware, Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, the filing of the initial S-8 to this Post Effective Amendment, and such other records and documents of the Company, certificates of public officials and officers of the Company and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

Based on the foregoing, it is our opinion that the Shares covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and nonassessable.

We have, with your permission, assumed the Delaware General Corporation Law is substantially the same as the Florida Business Corporation Act. Based on the foregoing, it is our opinion that the Shares of common stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable

We are licensed to practice law in the State of Florida and express no opinion as to any laws other than those of the State of Florida and the federal laws of the United States of America.

This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.


FOLEY & LARDNER

By:     /s/ Russell T. Alba
       ----------------------
          Russell T. Alba

RTA/mtv